Exhibit (a)(4)

OFFER TO PURCHASE FOR CASH

Up to 15,000,000 Outstanding Shares of Common Stock

of

METRO-GOLDWYN-MAYER INC.

at

$16.00 Net Per Share

by

TRACINDA CORPORATION

and

KIRK KERKORIAN

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,

ON THURSDAY, OCTOBER 2, 2003, UNLESS THE OFFER IS EXTENDED.

August 21, 2003

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been appointed by Tracinda Corporation, a Nevada corporation wholly owned by Kirk Kerkorian (“Tracinda”), and Kirk Kerkorian (“Mr. Kerkorian” and together with Tracinda, the “Purchasers”) to act as information agent in connection with the Purchasers’ offer to purchase up to 15,000,000 shares of common stock, par value $.01 per share (the “shares”), of Metro-Goldwyn-Mayer Inc., a Delaware corporation (“MGM”), at $16.00 per share, net to the seller in cash (subject to applicable withholding of United States federal, state and local taxes), on the terms and subject to the conditions set forth in the Offer to Purchase dated August 21, 2003 (the “Offer to Purchase”) and the related letter of transmittal (which, together with any supplements or amendments thereto, collectively constitute the “Offer”). Please furnish copies of the enclosed materials to those of your clients for whom you hold shares registered in your name or in the name of your nominee.

Enclosed herewith are copies of the following documents:

1.  Offer to Purchase dated August 21, 2003;

2.  Letter of transmittal for your use in accepting the Offer and tendering shares and for the information of your clients;

3.  A form of letter that may be sent to your clients for whose account you hold shares in your name or in the name of a nominee, with space provided for obtaining such client’s instructions with regard to the Offer;

4.  Notice of guaranteed delivery with respect to shares;

5.  Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

6.  Return envelope addressed to Mellon Investor Services LLC as the depositary.

CERTAIN CONDITIONS TO THE OFFER ARE DESCRIBED IN SECTION 12 OF THE OFFER TO PURCHASE.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, OCTOBER 2, 2003, UNLESS THE OFFER IS EXTENDED.

In all cases, payment for shares accepted for payment pursuant to the Offer will be made only after timely receipt by the depositary of (1) the certificates for (or a timely book-entry confirmation (as defined in the Offer to Purchase) with respect to) such shares, (2) a letter of transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 2 of the Offer to Purchase, an agent’s message (as defined in the Offer to Purchase), and (3) any other documents required by the letter of transmittal. Accordingly, tendering stockholders may be paid at different times depending on when certificates for shares or book-entry confirmations with respect to shares are actually received by the depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR SUCH SHARES.

Neither Tracinda nor Mr. Kerkorian will pay any fees or commissions to any broker or dealer or other person (other than the information agent and the depositary, as described in the Offer to Purchase) in connection with the solicitation of tenders of shares pursuant to the Offer. However, the Purchasers will, on request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed Offer materials to your clients.

Questions and requests for additional copies of the enclosed material may be directed to the information agent at its address and telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours,

D.F. KING & CO., INC.

Nothing contained herein or in the enclosed documents shall render you or any other person the agent of the Purchasers, the depositary, the information agent or any affiliate of any of them or authorize you or any other person to give any information or use any document or make any statement on behalf of any of them with respect to the Offer other than the enclosed documents and the statements contained therein.

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